As filed with the Securities and Exchange Commission on May 30, 2019.

No. 333-231095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEWY, INC.

(Exact name of registrant as specified in its charter)

Delaware	5961	90-1020167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1855 Griffin Road, Suite B-428

Dania Beach, Florida 33004

(786) 320-7111

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sumit Singh

Chief Executive Officer

Chewy, Inc.

1855 Griffin Road, Suite B-428

Dania Beach, Florida 33004

(786) 320-7111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua N. Korff, P.C. Tim Cruickshank Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800	Mario J. Marte Chief Financial Officer Chewy, Inc. 1855 Griffin Road, Suite B-428 Dania Beach, Florida 33004 (786) 320-7111	Michael Kaplan Marcel R. Fausten Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, par value $0.01 per share	$ 100,000,000	$ 12,120(3)

(1)	The proposed maximum aggregate offering price includes the offering price of additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 2 to Form S-1 Registration Statement (No. 333- 231095) is to file certain exhibits and to reflect such filings in the Exhibit Index.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution.

Estimated expenses, other than underwriting discounts and commissions, of the sale of our Class A common stock, are as follows (in thousands):

SEC registration fee	$	*
FINRA filing fee		*
Listing fees and expenses		*
Transfer agent and registrar fees and expenses		*
Printing fees and expenses		*
Legal fees and expenses		*
Accounting expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of directors and officers.

Limitation of personal liability of directors and indemnification

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation will provide for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in our bylaws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board of directors.

In addition, our certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by law. Under our bylaws, we are also expressly required to advance certain expenses to our directors and officers and we are permitted to, and currently intend to, carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.	Recent sales of unregistered securities.

In April and May 2016, Chewy, Inc. sold Series E convertible redeemable preferred stock for aggregate consideration of approximately $75 million.

In April 2017, Chewy, Inc. sold Series F convertible redeemable preferred stock for aggregate consideration of approximately $125 million.

On May 31, 2017, Chewy, Inc. issued 100 shares of common stock to PetSmart, Inc. in connection with PetSmart, Inc.’s acquisition of us and upon cancellation of all outstanding capital stock acquired by PetSmart, Inc.

The securities described above were offered and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in Section 4(a)(2) of the Securities Act. No underwriters were involved in these issuances. The Series E and Series F convertible redeemable preferred stock described above were converted and cancelled in connection with PetSmart, Inc.’s acquisition of Chewy, Inc. on May 31, 2017.

Item 16.	Exhibits and financial statement schedules.

(a)	Exhibits: The list of exhibits set forth under “Exhibit Index” at the end of this Registration Statement is incorporated herein by reference.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(2)

that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)

insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue; and

(4)

to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

EXHIBIT INDEX

Number	Description
1.1*	Form of Underwriting Agreement

3.1**	Amended and Restated Certificate of Incorporation of Chewy, Inc., as currently in effect

3.2*	Form of Amended and Restated Certificate of Incorporation of Chewy, Inc., to be in effect immediately prior to the consummation of this offering

3.3**	Bylaws of Chewy, Inc., as currently in effect

3.4*	Form of Amended and Restated Bylaws of Chewy, Inc., to be in effect immediately prior to the consummation of this offering

5.1*	Opinion of Kirkland & Ellis LLP

10.1	Form of Investor Rights Agreement by and among Chewy, Inc. and certain holders identified therein

10.2†*	Form of Director and Officer Indemnification Agreement

10.3†*	Form of 2019 incentive award plan

10.4*	Form of Master Transaction Agreement between Chewy, Inc. and PetSmart, Inc.

10.5*	Form of Tax Sharing Agreement between Chewy, Inc. and PetSmart, Inc.

10.6**	Intercompany Services Agreement, dated as of July 2, 2018, between Chewy, Inc. and Chewy Pharmacy KY, LLC

10.7	Master Purchase Agreement, dated as of February 7, 2019, between Chewy, Inc. and PetSmart Home Office, Inc.

10.8*	Form of New Revolving Credit Agreement

10.9†*	Executive Employment Agreement, dated May 2018, between Sumit Singh and Chewy, Inc.

10.10**	Stockholders Agreement, dated as of April 17, 2019, between Chewy, Inc. and the other parties named therein

10.11	Amendment to Master Purchase Agreement, effective as of May 15, 2019, between Chewy, Inc. and PetSmart Home Office, Inc.

10.12†*	Form of Restricted Stock Unit Agreement

10.13*	Form of Master Procurement Agreement between Chewy, Inc. and The China Joint Business Arrangement between PetSmart International Holdings I LLC and PetSmart International Holdings II LLC

16.1**	Letter from Ernst & Young LLP regarding statements made in the registration statement concerning its dismissal.

21.1**	Subsidiaries of Chewy, Inc.

23.1**	Consent of Deloitte & Touche LLP

23.2**	Consent of Ernst & Young LLP

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

24.1**	Power of Attorney

99.1**	Consent of Sharon McCollam to be named as a director nominee

99.2**	Consent of James A. Star to be named as a director nominee

*	To be filed by amendment.
†	Consists of a management contract or compensatory plan or arrangement.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fort Lauderdale, Florida on May 30, 2019.

CHEWY, INC.

By:	/s/ Sumit Singh
Name: Sumit Singh
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sumit Singh Sumit Singh	Principal Executive Officer and Director	May 30, 2019

/s/ Mario Marte Mario Marte	Principal Financial Officer	May 30, 2019

/s/ Stacy Bowman Stacy Bowman	Principal Accounting Officer	May 30, 2019

Director and Chairman of the
* Raymond Svider	Board of Directors	May 30, 2019

* Fahim Ahmed	Director	May 30, 2019

* Michael Chang	Director	May 30, 2019

* James Kim	Director	May 30, 2019

* Lisa Sibenac	Director	May 30, 2019

* J.K. Symancyk	Director	May 30, 2019

*

/s/ Mario Marte Mario Marte Attorney-in-Fact